Exhibit 99.1

Seattle Genetics Announces Pricing of Public Offering of Common Stock

Bothell, WA — January 18, 2008 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that it has agreed to sell an aggregate of 10,000,000 shares of its common stock in an underwritten public offering at a price to the public of $9.00 per share. The company has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock to cover over-allotments, if any. All of the shares are being offered by Seattle Genetics. The offering is expected to close on or about January 24, 2008, subject to customary conditions.

Seattle Genetics expects to receive net proceeds of approximately $84.8 million from the sale of 10,000,000 shares of common stock. The company anticipates using the net proceeds from the sale to fund research and development, including clinical trials, and for general corporate purposes, including working capital.

J.P. Morgan Securities Inc. and UBS Investment Bank are acting as joint book-running managers of the offering. RBC Capital Markets, Needham & Company, LLC and William Blair & Company, L.L.C. are acting as co-managers. Information about the offering is available in the prospectus supplement, filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting J.P. Morgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, or (718) 242-8002 and from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or (888) 827-7275.

A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease.

Certain of the statements made in this press release are forward-looking within the meaning of the private Securities Litigation Reform Act of 1995, including statements about our offering of shares of our common stock. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q and in other reports filed by Seattle Genetics with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, market conditions and other conditions to the closing of the offering. We are providing this information as of January 18, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com